Exhibit 99.4

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of August 29, 2017, is entered into by and among Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”), Zenith Energy U.S., L.P., a Delaware limited partnership (“Parent”), Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company and a Subsidiary of Parent (“Holdings”), and Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company and a Subsidiary of Holdings (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”). The Lightfoot Entities and the Parent Entities are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Lightfoot Entities, the Parent Entities, Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), and Arc Logistics GP LLC, a Delaware limited liability company and the general partner of MLP (“MLP GP”) have entered into a Purchase Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified from time to time by any amendment or modification thereto that is not an Adverse Amendment (as defined below), the “Merger Agreement”), providing, among other things, for the merger of Merger Sub with and into MLP and the transfer by LCP GP to Holdings of 100% of the membership interests of MLP GP.

B. On the date of this Agreement, LCP LP is the record and beneficial owner of 5,242,775 Common Units (the “Disclosed Owned Units”), constituting 26.82% of the outstanding Common Units as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Voting; Proxy.

(a) Voting. Each Lightfoot Entity agrees that, except as otherwise contemplated by this Agreement or the Merger Agreement, (i) such Lightfoot Entity shall not (A) call, or cause MLP, MLP GP, the MLP GP Board or the GP Conflicts Committee to call, any special meeting of the Limited Partners (as defined in the Merger Agreement) or (B) take action by written consent inconsistent with this Agreement and (ii) at any meeting of the Limited Partners, however called, or at any adjournment thereof, or in any circumstance in which the vote, consent or other approval of the Limited Partners is sought, such Lightfoot Entity, if it is entitled to do so, shall appear at each such meeting or otherwise cause all of its Common Units to be counted as present at any such meeting for purposes of calculating a quorum and shall vote its Common Units, or cause its Common Units to be voted, (A) for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions (including the Merger, and including any proposal relating to an amendment of the Merger Agreement contemplated by Section 9.2 thereof but excluding any Adverse Amendment) and (B) against: (1) any Alternative Proposal, including any Superior Proposal; (2) any action that would reasonably be expected to result in (x) a breach of or failure to perform any representation, warranty, covenant or agreement of any MLP Entity under the Merger Agreement or (y) any of the conditions set forth in Article VII of the Merger Agreement not being satisfied; (3) any change in the business or management of MLP or MLP GP or membership of the MLP GP Board or the GP Conflicts Committee (other than with respect to the transactions contemplated in the Merger Agreement); (4) any action that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the Merger or the GP Equity Transfer; or (5) except as contemplated by the Merger Agreement, change in any manner the distribution policy or capitalization of, including the voting rights of any partners of, MLP. No Lightfoot Entity shall take or agree to take any action which it has agreed not to take in this Section 1(a).

(b) Irrevocable Proxy.

(i) LCP GP, in its capacity as the general partner of LCP LP, effective immediately upon LCP GP’s execution (in its capacity as the general partner of LCP LP) and delivery of this Agreement and without the need for any further action by LCP GP or LCP LP, (A) irrevocably grants to, and appoints, Parent, Parent GP and any Person designated in writing by Parent GP, and each of them individually, LCP LP’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of LCP LP, to vote all of the Covered Units (as defined in Section 7(s) below) for grant a consent or approval in respect of the Covered Units, in accordance with the terms of Section 1(a) and (B) revokes any and all proxies given in respect of the Covered Units prior to the date of this Agreement.

(ii) The attorneys-in-fact and proxies named above are authorized and empowered by LCP GP, in its capacity as the general partner of LCP LP, at any time during the Term (as defined in Section 6(a) below) to act as LCP LP’s attorney-in-fact and proxy to vote the Covered Units, and to exercise all voting, consent and similar rights of LCP LP with respect to the Covered Units (including the power to execute and deliver written consents) solely with respect to matters set forth in Section 1(a) at every meeting of the Limited Partners and in every written consent in lieu of such a meeting in accordance with the terms of Section 1(a).

(iii) LCP LP represents to the Parent Entities that any proxies given in respect of the Covered Units prior to the date of this Agreement are not irrevocable and that any such proxies are hereby revoked, and LCP GP, in its capacity as the general partner of LCP LP, agrees to promptly notify MLP of such revocation. LCP LP affirms that the irrevocable proxy granted herein is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of LCP GP, on behalf of itself and in its capacity as the general partner of LCP LP, under this Agreement. LCP LP further affirms that the irrevocable proxy granted herein is coupled with an interest and may under no circumstances be revoked. LCP LP ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

(iv) The irrevocable proxy granted in this Section 1(b) shall automatically terminate upon termination of this Agreement in accordance with Section 6.

(c) Adverse Amendment. Notwithstanding anything to the contrary herein:

(i) Section 1(a) shall not apply with respect to any vote, consent or other approval of the Limited Partners in order to effect an amendment to the Merger Agreement that (A) reduces the amount, changes the form or imposes any material restrictions or additional conditions on the receipt of consideration payable in respect of Common Units owned by LCP LP in the Merger or (B) is otherwise materially adverse to LCP LP in its capacity as an owner of Common Units (an “Adverse Amendment”); and

(ii) Each of Parent GP and Parent agrees that it will not, and will cause any other Person designated by Parent GP as LCP LP’s proxy and attorney-in-fact pursuant to Section 1(b) not to, vote the Covered Units, or grant a consent or approval in respect of the Covered Units, for any Adverse Amendment.

2. No Disposition or Adverse Act. Each Lightfoot Entity agrees that, except as contemplated by this Agreement and the Merger Agreement, such Lightfoot Entity shall not, without the prior written consent of Parent GP, (i) offer to Transfer (as defined in Section 7(s) below), Transfer or consent to any Transfer of any or all of the Covered Units or any interest therein, (ii) enter into any Contract, including any option, with respect to any Transfer of any or all of the Covered Units or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent or execute any written consent in or with respect to any or all of the Covered Units (other than any proxy, power-of-attorney or other authorization that is (x) revocable and (y) directs the holder or grantee thereof to vote the Covered Units in accordance with this Agreement), with any such proxy, power-of-attorney or authorization purported to be granted by any Lightfoot Entity being void ab initio, or (iv) deposit any or all of the Covered Units into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Units. Any attempted Transfer of Covered Units or any interest therein in violation of this Section 2 shall be null and void.

3. Additional Agreements.

(a) Certain Events. In the event of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction or other change in the capital structure of MLP affecting the Covered Units or the acquisition of Additional Owned Units (as defined in Section 7(s) below) by a Lightfoot Entity, (i) the type and number of Covered Units shall be adjusted appropriately to reflect the effect of such occurrence, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Units issued to or acquired by such Lightfoot Entity.

(b) Stop Transfer. In furtherance of this Agreement, each Lightfoot Entity authorizes and instructs MLP (including through MLP’s transfer agent) to enter a stop transfer order with respect to all of the Covered Units. LCP GP, in its capacity as the general partner of LCP LP, agrees that it will request MLP, as promptly as practicable after the date of this Agreement, to make a notation on its records and give instructions to the transfer agent for the Covered Units not to permit, so long as a restriction on Transfer under Section 2 remains in effect, any Transfer of the Covered Units other than as expressly contemplated by this Agreement.

(c) Commencement or Participation in Actions. Each Lightfoot Entity agrees not to commence or participate in, and to take all actions necessary and effective to opt out of any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any duty of MLP GP, in its capacity as general partner of MLP, the MLP GP Board or the GP Conflicts Committee in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby. If, notwithstanding compliance with the immediately preceding sentence, any Lightfoot Entity is unable to opt out of a class with respect to any Transaction Litigation (as defined in the Merger Agreement) and receives any consideration from any Person in connection with or as a result of such Transaction Litigation, such Lightfoot Entity will pay all of such consideration to Parent by wire transfer of immediately available funds promptly (and, in any event, within five Business Days) following the later to occur of (A) the Closing Date and (B) the date on which such Lightfoot Entity receives such consideration.

(d) Communications. Each Lightfoot Entity shall not, and shall cause its Representatives (excluding any Excepted Party) not to, make any press release, public announcement or other public communication with respect to the business or affairs of MLP, MLP GP or the Parent Entities, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Parent GP (such consent not to be unreasonably withheld or delayed); provided that such consent shall not be required for (i) any disclosure required by applicable Law (including the filing of this Agreement) and (ii) disclosure of the existence of this Agreement and the Merger Agreement or any other facts already publicly disclosed regarding the transactions contemplated hereunder and thereunder. Each Lightfoot Entity (i) consents to and authorizes the publication and disclosure by Parent GP of such Lightfoot Entity’s identity and holding of Covered Units, and the nature of such Lightfoot Entity’s commitments, arrangements and understandings under this Agreement, and any other information that Parent GP reasonably determines to be required by applicable Law in any press release or any other disclosure document in connection with the Merger, the GP Equity Transfer or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent GP of any required corrections with respect to any written information supplied by such Lightfoot Entity specifically for use in any such disclosure document.

(e) Additional Owned Units. Each Lightfoot Entity agrees to notify Parent GP promptly in writing of the number and description of any Additional Owned Units.

4. Representations and Warranties of the Lightfoot Entities. The Lightfoot Entities, severally, represent and warrant to the Parent Entities as follows:

(a) Title. On the date hereof, (i) LCP LP is the sole record and beneficial owner of the Disclosed Owned Units, (ii) the Disclosed Owned Units constitute all of the Equity Securities in MLP owned of record or beneficially by either of the Lightfoot Entities or their respective Affiliates and (iii) LCP GP, in its capacity as the general partner of LCP LP, has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof and all other matters set forth in this Agreement, in each case with respect to all of the Covered Units with no limitations, qualifications or restrictions on such rights, subject to applicable Laws and the terms of this Agreement, the MLP Partnership Agreement, the LCP GP LLC Agreement and the Agreement of Limited Partnership of LCP LP dated as of February 14, 2007, as amended (the “LCP LP Agreement”). Except as permitted or required by this Agreement or the Merger Agreement, the Covered Units are now, and at all times during the Term will be, held by LCP LP, free and clear of any and all Liens whatsoever on title, or restrictions on transfer or exercise of any rights of a Unitholder (other than under applicable Laws and as created by this Agreement, the MLP Partnership Agreement and the LCP GP LLC Agreement).

(b) Organization. Each of LCP GP and LCP LP is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company or limited partnership, as applicable, power to own, lease and operate all of its properties and assets, and to carry on its business as currently conducted, except where the failure to have such power or authority would not, and would not reasonably be expected to, individually or in the aggregate, result in an MLP Material Adverse Effect. There are no dissolution or bankruptcy Proceedings pending with respect to or contemplated by either of the Lightfoot Entities.

(c) Authority. Each of the Lightfoot Entities has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action in order to execute and deliver this Agreement and the other agreements contemplated hereby to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by each of the Lightfoot Entities and the performance of the transactions contemplated hereunder by each of the Lightfoot Entities has been duly authorized and approved by all necessary limited liability company or limited partnership action, as applicable, of the Lightfoot Entities. This Agreement has been duly executed and delivered by each of the Lightfoot Entities and constitutes the legal, valid and binding obligation of each of the Lightfoot Entities, enforceable against each of the Lightfoot Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Noncontravention. The execution and delivery by each of the Lightfoot Entities of this Agreement or any other documents required hereunder to be executed and delivered by the Lightfoot Entities pursuant to this Agreement, and the consummation by each of the Lightfoot Entities of the transactions contemplated hereunder, will not (a) conflict with, violate or result in a default under the certificate of formation or certificate of limited partnership of any of the Lightfoot Entities or the limited partnership agreement or limited liability company agreement of either of the Lightfoot Entities, (b) conflict with or result in a breach, default or violation of, or require a Consent under, any Law, Order, Contract, document or Permit to which either of the Lightfoot Entities is a party or to which either of the Lightfoot Entities or their respective assets are subject, (c) result in the creation of any Lien upon the Equity Securities of either of the Lightfoot Entities or (d), require either of the Lightfoot Entities to obtain or make any Consent from or with any Person, other than as may be required by applicable Laws and the LCP GP LLC Agreement and the LCP LP Agreement (which Consents required by the LCP GP LLC Agreement and the LCP LP Agreement, if any, have been obtained prior to the execution and deliver of this Agreement).

(e) No Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of either Lightfoot Entity, threatened, against or affecting either Lightfoot Entity that would reasonably be expected to impair the ability of either Lightfoot Entity to perform its obligations hereunder or consummate the transactions contemplated hereby.

(f) No Fees. No MLP Group Entity or Parent Entity will have any liability for, and no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with, the transactions contemplated hereby based on Contracts made by or on behalf of either Lightfoot Entity.

5. Representations and Warranties of the Parent Entities. The Parent Entities jointly and severally represent and warrant to the Lightfoot Entities as follows:

(a) Organization and Qualification. Each of the Parent Entities is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Parent Entities has all requisite limited liability company or limited partnership power and authority to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Each of the Parent Entities is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Authority. Each of the Parent Entities has all requisite limited liability company or limited partnership power and authority and has taken all necessary limited liability company or limited partnership action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereunder. This Agreement has been, and any other agreements contemplated hereby, when executed, will be, duly executed and delivered by each of the Parent Entities and constitutes a valid and binding agreement of each of the Parent Entities enforceable against each of the Parent Entities in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Noncontravention. The execution, delivery and performance of this Agreement by any of the Parent Entities do not, and the consummation by any of the Parent Entities of the transactions contemplated hereunder will not (with or without notice or lapse of time, or both), constitute or result in (i) a breach or violation of, or a default under, or conflict with the certificate of formation, certificate of limited partnership, limited liability company agreement or limited partnership agreement or other comparable organizational documents of any of the Parent Entities, (ii) with or without notice or lapse of time, or both, a breach or violation of, a termination (or right of termination), modification, cancellation, creation or acceleration of any obligation, loss of a benefit under, default under, or the creation of a Lien, other than a Permitted Lien, on any of the assets of any of the Parent Entities or any of their Subsidiaries pursuant to any Contract or Permit to which any of the Parent Entities or any of their respective Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) a violation or conflict under any Law to which any of the Parent Entities or any of their respective Subsidiaries, or any of their respective properties or assets, is subject, except, in the case of clauses (ii) or (iii) above, for any such breach, violation, termination, modification, cancellation, creation, acceleration, loss or default that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(d) No Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Parent Entities, threatened, against or affecting any of the Parent Entities that would reasonably be expected to result in a Parent Material Adverse Effect.

(e) No Fees. No broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based on Contracts made by or on behalf of any of the Parent Entities.

6. Termination.

(a) Term. The term (the “Term”) of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of the Parties, (ii) the consummation of the Closing and (iii) the termination of the Merger Agreement in accordance with its terms; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to its termination.

(b) Survival of Certain Provisions. Section 3(c), this Section 6 and Section 7 shall survive any termination of this Agreement.

7. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I), and the Merger Agreement, constitutes the entire agreement, and supersedes all other prior Contracts, both written and oral, among the Parties with respect to the subject matter of this Agreement.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate and make effective the arrangements contemplated hereby. Upon Parent GP’s request and without further consideration, each Lightfoot Entity shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the arrangements contemplated hereby. Without limiting the foregoing, the Lightfoot Entities shall execute and deliver to Parent GP and any of its designees any additional consents or proxies, including with respect to Additional Owned Units, reasonably requested by Parent GP in furtherance of this Agreement.

(c) No Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that each of the Parent Entities may, without the consent of any of the Lightfoot Entities, assign this Agreement and any of their respective rights and obligations hereunder to one or more Affiliates of the Parent Entities to which rights, interests and obligations under the Merger Agreement are assigned in accordance with the Merger Agreement. Any purported assignment in violation of this Agreement is void.

(d) Binding Successors. Without limiting any other rights any of the Parent Entities may have hereunder in respect of any Transfer of the Covered Units, each Lightfoot Entity agrees that this Agreement and the obligations hereunder shall attach to the Covered Units beneficially owned by such Lightfoot Entity and shall be binding upon any Person to which legal or beneficial ownership of such Covered Units shall pass, whether by operation of law or otherwise.

(e) Modification or Amendments. Subject to the provisions of applicable Law, the Parties may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of each of the respective Parties.

(f) Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile or electronic mail (.pdf), (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party (or to such other address as will be furnished in writing by any such Party to the other Parties in accordance with the provisions of this Section 7(f)):

If to the Parent Entities, to:

c/o Zenith Energy U.S., L.P.

3900 Essex Lane, Suite 950

Houston, Texas 77027

Attn: General Counsel

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Facsimile: (713) 836-3600

Attn: Adam D. Larson, P.C.

         Kim Hicks

If to Seller or the Lightfoot Entities:

c/o Lightfoot Capital Partners, LP

725 Fifth Avenue, 19th Floor

New York, New York

Facsimile: (212) 993-1299

Attn: Vince Cubbage

         Steven Schnitzer

with a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Facsimile: (917) 849-5367

Attn: Michael Swidler

         Brenda Lenahan

(g) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h) Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 7(h) in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(h), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(i) No Waiver. The failure of or delay by any Party in exercising any right hereunder will not operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

(j) No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(k) Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) will be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to Contracts executed in and to be performed entirely within that State.

(l) Submission to Jurisdiction. By execution and delivery of this Agreement, each Party irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7(l), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the Proceeding in such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(m).

(n) Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any Contract, document, or instrument means such Contract, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. The use of the words “include” or “including” in this Agreement will be deemed to be followed by the words “without limitation”. The use of the word “covenant” will mean “covenant and agreement”. The use of the words “or,” “either” or “any” will not be exclusive. Days mean calendar days unless specified as Business Days. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(o) Counterparts. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

(p) Expenses. Except as otherwise provided herein, each Party shall pay such Party’s own expenses incurred in connection with this Agreement.

(q) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in any of the Parent Entities any direct or indirect ownership or incidence of ownership of or with respect to any Covered Units. All rights, ownership and economic benefits of and relating to the Covered Units shall remain vested in and belong to the Lightfoot Entities, and none of the Parent Entities shall have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of MLP or exercise any power or authority to direct the Lightfoot Entities in the voting of any of the Covered Units, except as otherwise provided herein.

(r) Non-Recourse. Any claim or cause of action based upon or arising out of this Agreement may only be brought against Persons that are expressly named as Parties, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, Affiliates, general or limited partners or assignees of the Parties (except permitted transferees hereunder) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, Affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the Parties, “Non-Party Affiliates”) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party under this Agreement or for any Proceeding based upon or arising out of this Agreement, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a Party hereto or another Person or otherwise.

(s) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Units” means all Common Units that are owned of record and beneficially by either of the Lightfoot Entities and acquired after the date hereof.

“Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the MLP Group Entities shall constitute an Affiliate of any Lightfoot Entity.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Units” means the Disclosed Owned Units and Additional Owned Units.

“Excepted Parties” means the MLP Group Entities and their respective Subsidiaries and controlled Affiliates, and their respective officers, managers, directors (including the MLP GP Board) and Representatives.

“Transfer” means, with respect to a Covered Unit, the transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such Covered Unit or the beneficial ownership thereof, the offer to make such a transfer or other disposition, and each Contract, including any option, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the Parent Entities and the Lightfoot Entities have caused this Agreement to be duly executed as of the day and year first above written.

PARENT GP:

ZENITH ENERGY U.S. GP LLC

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

PARENT:

ZENITH ENERGY U.S., L.P.

By: Zenith Energy U.S. GP, LLC, its general partner

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

HOLDINGS:

ZENITH ENERGY U.S. LOGISTICS HOLDINGS, LLC

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

MERGER SUB:

ZENITH ENERGY U.S. LOGISTICS, LLC

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

LCP GP:

LIGHTFOOT CAPITAL PARTNERS GP LLC

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

LCP LP:

LIGHTFOOT CAPITAL PARTNERS, LP

By: Lightfoot Capital Partners GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name:	Vincent T. Cubbage
Title:	Chief Executive Officer

[Signature Page to Support Agreement]